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                               COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
                       EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                           (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended February 28, 1998 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).


                                                             For Fiscal Years Ended February 28(29),
                                          ------------ -- ------------- -- ------------ -- ------------- -- -------------
                                             1998             1997            1996             1995             1994
                                          ------------    -------------    ------------    -------------    -------------
Net earnings                               $344,938        $257,358         $195,720         $88,407          $179,460
Income tax expense                          220,563         164,540          130,480          58,938           119,640
Interest charges                            424,341         316,705          281,573         205,464           219,898
Interest portion of rental expense           10,055           7,420            6,803           7,379             6,372
                                          ------------    -------------    ------------    -------------    -------------

Earnings available to cover
  fixed charges                            $999,897        $746,023         $614,576        $360,188          $525,370
                                          ============    =============    ============    =============    =============

Fixed charges
  Interest charges                          424,341         316,705          281,573         205,464           219,898
  Interest portion of rental expense         10,055           7,420            6,803           7,379             6,372
                                          ------------    -------------    ------------    -------------    -------------

      Total fixed charges                  $434,396        $324,125         $288,376        $212,843         $226,270
                                          ============    =============    ============    =============    =============

Ratio of earnings to fixed charges              2.30            2.30             2.13            1.69             2.32
                                          ============    =============    ============    =============    =============
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